EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2022 Second Quarter Results

LYNNWOOD, Wash., Sept. 08, 2022 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the second quarter ended July 30, 2022.

Net sales for the second quarter ended July 30, 2022 (13 weeks) decreased 18.1% to $220.0 million from $268.7 million in the second quarter ended July 31, 2021 (13 weeks). Compared to the second quarter ended August 3, 2019 (13 weeks), second quarter 2022 net sales decreased 3.7%. Net income in the second quarter of fiscal 2022 was $3.1 million, or $0.16 per diluted share, compared to net income of $24.0 million, or $0.94 per diluted share, in the second quarter of the prior fiscal year. Net income for the second quarter of 2019 was $9.0 million, or $0.36 per diluted share.

Total net sales for the six months (26 weeks) ended July 30, 2022 decreased 19.5% to $440.7 million from $547.7 million reported for the six months (26 weeks) ended July 31, 2021. Compared to the first six months (26 weeks) ended August 3, 2019, net sales decreased 0.2%. Net income for the first six months of 2022 was $2.7 million, or $0.14 per diluted share, compared to net income for the first six months of fiscal 2021 of $50.4 million, or $1.96 per diluted share, and compared to net income for the first six months of fiscal 2019 of $9.8 million, or $0.39 per diluted share.

At July 30, 2022, the Company had cash and current marketable securities of $166.2 million compared to cash and current marketable securities of $412.0 million at July 31, 2021. The decrease was driven by share repurchases and capital expenditures partially offset by cash generated through operations.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “As the second quarter progressed, we experienced continued pressure on our U.S. business as macroeconomic headwinds, led by inflation weighed on consumer discretionary spending. Our full-price selling model has fueled long cycles of sustained growth and increased profitability during Zumiez’s 44 year history with outsized gains during periods of high disposable income levels such as last year’s stimulus driven demand environment. We are disappointed that our recent performance fell short of expectations and we are making adjustments to our merchandise assortments and managing expenses in order to improve near-term results. While comparisons do begin to moderate in the back half of the year, based on recent trends we believe it is prudent to adopt a more cautious view on the remainder of 2022. We are currently planning our business and inventory levels accordingly while also focusing on what is important for the customer. Longer-term, we remain optimistic that our differentiated strategies and strong balance sheet have the Company well positioned to add to our global market share and return increased value to our shareholders.

Third Quarter To-Date
Total third quarter-to-date sales for the 37 days ending September 5, 2022 decreased 18.1%, compared with the same 37-day time period in the prior year ended September 6, 2021. Compared to the 37-day period ended September 9, 2019, total net sales decreased 12.6%. Total comparable sales for the 37-day period ending September 5, 2022 were down 19.7% from the comparable period in the prior year, and decreased 15.3% from the comparable period in 2019.

Fiscal 2022 Third Quarter Outlook
The Company is introducing guidance for the three months ending October 29, 2022. Net sales are projected to be in the range of $220 to $228 million. Consolidated operating margins are expected to between 0.5% and 2.5% resulting in earnings per diluted share of approximately $0.03 to $0.18. The Company currently intends to open approximately 35 new stores in fiscal 2022, including up to 16 stores in North America, 14 stores in Europe and 5 stores in Australia.

Conference call Information
To access the conference call, please pre-register using this link (registration link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 27, 2022, we operated 753 stores, including 612 in the United States, 52 in Canada, 70 in Europe and 19 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2022 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 30, 2022	% of Sales	July 31, 2021	% of Sales
Net sales	$219,993	100.0%	$268,666	100.0%
Cost of goods sold	144,929	65.9%	163,701	60.9%
Gross profit	75,064	34.1%	104,965	39.1%
Selling, general and administrative expenses	70,109	31.8%	73,011	27.2%
Operating profit	4,955	2.3%	31,954	11.9%
Interest income, net	358	0.1%	965	0.4%
Other income (expense), net	233	0.1%	(151)	-0.1%
Earnings before income taxes	5,546	2.5%	32,768	12.2%
Provision for income taxes	2,479	1.1%	8,770	3.3%
Net income	$3,067	1.4%	$23,998	8.9%
Basic earnings per share	$0.16		$0.95
Diluted earnings per share	$0.16		$0.94
Weighted average shares used in computation of earnings per share:
Basic	19,084		25,274
Diluted	19,262		25,651

	Six Months Ended
	July 30, 2022	% of Sales	July 31, 2021	% of Sales
Net sales	$440,679	100.0%	$547,735	100.0%
Cost of goods sold	293,242	66.5%	339,602	62.0%
Gross profit	147,437	33.5%	208,133	38.0%

Selling, general and administrative expenses	141,985	32.3%	141,900	25.9%
Operating profit	5,452	1.2%	66,233	12.1%

Interest income, net	850	0.2%	1,940	0.4%
Other income, net	405	0.1%	103	0.0%
Earnings before income taxes	6,707	1.5%	68,276	12.5%
Provision for income taxes	4,037	0.9%	17,893	3.3%
Net income	$2,670	0.6%	$50,383	9.2%
Basic earnings per share	$0.14		$2.00
Diluted earnings per share	$0.14		$1.96
Weighted average shares used in computation of earnings per share:
Basic	19,308		25,221

Diluted	19,592		25,675

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 30, 2022	January 29, 2022	July 31, 2021
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$59,144	$117,223	$74,207
Marketable securities	107,036	177,260	337,772
Receivables	24,201	14,427	24,834
Inventories	151,071	128,728	149,368
Prepaid expenses and other current assets	14,053	10,011	11,656
Total current assets	355,505	447,649	597,837
Fixed assets, net	91,196	91,451	92,921
Operating lease right-of-use assets	228,243	230,187	246,592
Goodwill	54,017	57,560	60,440
Intangible assets, net	13,679	14,698	15,629
Deferred tax assets, net	6,546	8,659	5,879
Other long-term assets	11,425	11,808	11,444
Total long-term assets	405,106	414,363	432,905
Total assets	$760,611	$862,012	$1,030,742

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$72,915	$55,638	$80,174
Accrued payroll and payroll taxes	16,970	31,209	23,371
Operating lease liabilities	67,411	63,577	65,844
Other liabilities	23,951	34,015	35,764
Total current liabilities	181,247	184,439	205,153
Long-term operating lease liabilities	196,073	204,309	223,043
Other long-term liabilities	4,995	4,946	8,250
Total long-term liabilities	201,068	209,255	231,293
Total liabilities	382,315	393,694	436,446

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 19,474 shares issued and outstanding at July 30, 2022, 21,215 shares issued and outstanding at January 29, 2022, and 25,559 shares issued and outstanding at July 31, 2021	184,619	180,824	176,951
Accumulated other comprehensive loss	(26,662)	(13,463)	(2,144)
Retained earnings	220,339	300,957	419,489
Total shareholders’ equity	378,296	468,318	594,296
Total liabilities and shareholders’ equity	$760,611	$862,012	$1,030,742

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 30, 2022	July 31, 2021
Cash flows from operating activities:
Net income	$2,670	$50,383
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	10,598	11,639
Noncash lease expense	33,040	32,044
Deferred taxes	3,035	4,260
Stock-based compensation expense	3,513	3,431
Impairment of long-lived assets	65	2,079
Other	(115)	1,064
Changes in operating assets and liabilities:
Receivables	(5,496)	(5,353)
Inventories	(24,671)	(15,408)
Prepaid expenses and other assets	(3,946)	(4,173)
Trade accounts payable	17,084	10,178
Accrued payroll and payroll taxes	(13,958)	(4,462)
Income taxes payable	(4,128)	(304)
Operating lease liabilities	(37,239)	(40,413)
Other liabilities	(4,611)	7,165
Net cash (used in) provided by operating activities	(24,159)	52,130
Cash flows from investing activities:
Additions to fixed assets	(10,253)	(5,418)
Purchases of marketable securities and other investments	(1,914)	(112,888)
Sales and maturities of marketable securities and other investments	67,890	75,234
Net cash provided by (used in) investing activities	55,723	(43,072)
Cash flows from financing activities:
Proceeds from revolving credit facilities	2,430	—
Payments on revolving credit facilities	(2,430)	—
Proceeds from issuance and exercise of stock-based awards	781	2,452
Payments for tax withholdings on equity awards	(499)	(560)
Common stock repurchased	(87,860)	(10,481)
Net cash used in financing activities	(87,578)	(8,589)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,367)	139
Net (decrease) increase in cash, cash equivalents, and restricted cash	(58,381)	608
Cash, cash equivalents, and restricted cash, beginning of period	124,052	80,690
Cash, cash equivalents, and restricted cash, end of period	$65,671	$81,298
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$5,027	$13,542
Accrual for purchases of fixed assets	2,466	686
Accrual for repurchase of common stock	-	442

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200